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                                                                   EXHIBIT 99.6

                                  INDIVIDUAL

                                                               January 28, 1998
Dear Stockholder:

  As most of you are aware, Individual, Inc. ("Individual") has entered into an agreement to combine with Desktop Data, Inc. ("Desktop") in a strategic business combination (the "Merger"). At our Special Meeting on Tuesday, February 24, 1998, you will be asked to consider and approve the Agreement and Plan of Merger and Reorganization dated November 2, 1997 between Desktop and Individual (the "Agreement") relating to the Merger. The accompanying Prospectus/Joint Proxy Statement provides detailed information concerning the proposed Merger.

  After careful consideration, Individual's Board of Directors has unanimously approved the Agreement and the Merger and recommends that you vote FOR the approval and adoption of the Agreement and the Merger. The Board of Directors of Individual believes the Merger offers Individual and its stockholders a number of important benefits, including, among other benefits: (i) the potential to realize long-term improved operating and financial results and a stronger competitive position than Individual might achieve independently,
(ii) a strategic fit between the customized news integration businesses and services which each company has independently developed, and (iii) greater opportunities to develop business relationships and license content and technology. In this manner, the Merger could provide Individual with the range of products and services required to play a defining role in the market for customized news integration services for business information.

  Pursuant to the Merger, all of the issued and outstanding shares of capital stock of Individual will be converted into the right to receive an aggregate of approximately 8,209,098 shares of common stock, par value $.01 per share (the "Desktop Common Stock"), of Desktop, based on the capitalization of Individual on January 9, 1998. Desktop will also assume options exercisable for up to approximately 1,980,836 additional shares of the common stock of the consolidated entity composed of Desktop and Individual together (the "Combined Company Common Stock") and warrants to purchase up to approximately 963,514 additional shares of Combined Company Common Stock, based on the number of options and warrants outstanding on January 9, 1998. Following the Merger, based on the shares of Individual Common Stock and Desktop Common Stock outstanding as of January 9, 1998, the former holders of Individual Common Stock, $.01 par value per share ("Individual Common Stock"), will hold approximately 48.6% of the Combined Company Common Stock, and the holders of Desktop Common Stock prior to the Merger will hold approximately 51.4% of the Combined Company Common Stock.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of holders of a majority of the shares of Individual Common Stock outstanding as of the record date of January 9, 1998 will be necessary for approval and adoption of the Agreement and Merger, and the other transactions contemplated thereby.

  STOCKHOLDERS ARE URGED TO REVIEW CAREFULLY THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT, INCLUDING IN PARTICULAR THE INFORMATION UNDER THE CAPTIONS "RISK FACTORS," "INDIVIDUAL, INC. SPECIAL MEETING--RECOMMENDATION OF INDIVIDUAL BOARD OF DIRECTORS," "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS--JOINT REASONS FOR THE MERGER" AND "-- INDIVIDUAL'S REASONS FOR THE MERGER" PRIOR TO MAKING ANY VOTING DECISION IN CONNECTION WITH THEIR INDIVIDUAL COMMON STOCK.
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  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Michael E. Kolowich
                                          Chairman, President and Chief
                                           Executive Officer

Burlington, Massachusetts

                 YOUR PROXY IS IMPORTANT-PLEASE VOTE PROMPTLY

  INDIVIDUAL STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR INDIVIDUAL STOCK CERTIFICATES FOR DESKTOP STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

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